Exhibit 99.1

CSW Industrials Names Greggory W. Branning

Chief Financial Officer

Dallas, Texas – June 9, 2016 – CSW Industrials, Inc. (the “Company”; NASDAQ: CSWI), a diversified industrial growth company with well-established, scalable platforms and domain expertise across three segments: Industrial Products; Coatings, Sealants & Adhesives; and Specialty Chemicals, today announced that Gregg Branning has been named the Company’s Executive Vice President and Chief Financial Officer, effective June 9, 2016. Branning joined the Company on May 9, 2016 in a consulting capacity to gain familiarity with the Company and ensure a smooth transition.

Branning was most recently senior vice president, Chief Financial Officer and Corporate Secretary of Myers Industries, Inc., a polymer products manufacturer. Prior to Myers, Branning was with Danaher Corporation for nine years in various financial leadership roles, where he most recently served as Vice president of Finance and Chief Financial Officer of Thomson Industries, a Danaher subsidiary. Branning also spent thirteen years with United Technologies’ Hamilton Sundstrand in financial roles of increasing responsibility, and seven years in public accounting, including time with Ernst & Young LLP.

“I am excited to welcome Gregg to the CSW Industrials’ leadership team,” said Joseph B. Armes, CSW Industrials’ Chairman and Chief Executive Officer. “Gregg brings a demonstrated track record of success that will complement the skills of our leadership team, and his deep financial and operational expertise carries a strong strategic focus. As we continue to pursue our growth strategy for the Company, he will immediately play an integral role in our strategic planning process, which we expect will help inform our Board and leadership team on matters including capital allocation, operational excellence, governance, business development and integration.”

The Company also announced that Kelly Tacke, the Company’s current chief financial officer, will be leaving the Company.

“On behalf of CSW Industrials, I offer my sincere thanks to Kelly for her service to the Company,” said Armes. “I appreciate the leadership she demonstrated in helping to position CSW Industrials for success as an independent, publicly traded company, and I wish her well in the future.”

About CSW Industrials

CSWI is a diversified industrial growth company with well-established, scalable platforms and domain expertise across three segments: Industrial Products; Coatings, Sealants & Adhesives; and Specialty Chemicals. CSWI’s broad portfolio of leading products provides performance optimizing solutions to its customers. CSWI’s products include mechanical products for heating, ventilation and air conditioning (“HVAC”) and refrigeration applications, coatings and sealants and high performance specialty lubricants. Markets that CSWI serves include HVAC, general industrial markets, rail car and locomotive, plumbing, commercial construction, oil and gas, mining, electrical, steel and transportation.

Investor Contact:

Michael Callahan

ICR, Inc.

Michael.Callahan@icrinc.com | 203-682-8311

Media Contacts:

Phil Denning or Jason Chudoba

ICR, Inc.

Phil.Denning@icrinc.com | 646-277-1258, Jason.Chudoba@icrinc.com | 646-277-1249